UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 9, 2016
Skyworks Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-05560	04-2302115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Sylvan Road, Woburn, Massachusetts		01801
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:		781-376-3000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Fiscal Year 2017 Executive Incentive Plan

On November 9, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Skyworks Solutions, Inc. (the “Company”), approved the Fiscal Year 2017 Executive Incentive Plan (the “Incentive Plan”). The Incentive Plan establishes cash incentive awards that may be earned by senior management approved for participation in the Incentive Plan, including the Named Executive Officers of the Company, based on the Company’s achievement of certain corporate performance metrics during the Company’s 2017 fiscal year (the “Fiscal Year”). The Incentive Plan also establishes minimum performance metrics that must be achieved before any incentives are awarded under the Incentive Plan. The Incentive Plan’s annual corporate goals, which are approved in advance by the Compensation Committee of the Board of Directors of the Company, involve achievement of certain revenue and operating margin metrics during the Fiscal Year.

Under the Incentive Plan, the Company’s Chief Executive Officer (“CEO”) and Executive Chairman are eligible to earn a cash incentive award equaling one-hundred and sixty percent (160%) of their base salaries for the Fiscal Year if the Company achieves its target performance metrics during the Fiscal Year, with the opportunity to earn up to a maximum of two (2) times the target award to the extent the Company exceeds its target performance metrics during the Fiscal Year. The Company’s Senior Vice President and Chief Financial Officer and its Executive Vice President, Worldwide Operations (each a Named Executive Officer of the Company within the meaning of the rules of the U.S. Securities and Exchange Commission) are eligible to earn cash incentive awards equaling ninety percent (90%) and seventy percent (70%), respectively, of their base salaries for the Fiscal Year if the Company achieves its target performance metrics during the Fiscal Year, with the opportunity to earn up to a maximum of two (2) times their target awards to the extent the Company exceeds its target performance metrics during the Fiscal Year. Upon completion of the Fiscal Year, the Compensation Committee will determine the extent to which the Company’s performance goals for the Fiscal Year were attained, review the CEO’s recommended payouts under the Incentive Plan, and approve any awards made under the Incentive Plan. In addition, the Compensation Committee has discretion to approve the issuance of the Company’s common stock in lieu of cash for all, or a part of, an award that is made under the Incentive Plan.

Retirement of Executive Officer

On November 10, 2016, Mark V.B. Tremallo retired from his position as Vice President, General Counsel and Secretary of the Company, in connection with a planned reduction in his commitments. Mr. Tremallo will continue as an employee of the Company serving in a non-executive transition role supporting his successor, Robert J. Terry, age 50, the Company’s new Vice President, General Counsel and Secretary. Mr. Terry has served in positions of increasing responsibility in the Company’s legal department since 2003, most recently serving as Vice President, Associate General Counsel and Assistant Secretary since June 2011.

In connection with this transition, the Company entered into a letter agreement with Mr. Tremallo dated November 8, 2016, which replaces and supersedes the terms of his Change in Control/Severance Agreement dated December 16, 2014, other than in the event of his death or disability. During the transition period, Mr. Tremallo will receive a base salary equal to twenty-five percent of his base salary as of November 8, 2016, and continue to be eligible for benefits consistent with those he was receiving as of such date; provided, however, that he will not be eligible to participate in any cash incentive plan (including the Incentive Plan), receive any cash bonus, or receive any equity incentive award related to fiscal year 2017. If the Company terminates Mr. Tremallo’s employment without cause (as defined in his Change in Control/Severance Agreement) before November 15, 2017, he will receive a lump-sum severance payment equal to twice his annual base salary, he will receive the Company-paid portion of his COBRA premiums for twelve (12) months, and any outstanding stock options that have vested by the date of such termination will remain exercisable for up to one (1) year. If he remains employed until November 15, 2017, the Company will thereafter pay a portion of his COBRA premiums for up to eighteen (18) months, and any outstanding stock options that have vested by November 15, 2017, will remain exercisable for up to one (1) year. If Mr. Tremallo resigns before November 15, 2017, or is terminated for cause, he will not receive any additional compensation or benefits.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Skyworks Solutions, Inc.

November 10, 2016	By:	/s/ Kris Sennesael
	Name:	Kris Sennesael
	Title:	Senior Vice President and Chief Financial Officer